JACKSON NATIONAL LIFE INSURANCE COMPANY
                              5901 Executive Drive
                             Lansing, Michigan 48911

                                 A Stock Company                 [COMPANY LOGO]

                       ("the Company" or Jackson National)








       Thank you for choosing Jackson National. If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Contract Data Page.


        THIS ANNUITY CONTRACT OFFERED BY JACKSON NATIONAL IS A CONTRACT
      BETWEEN YOU, THE OWNER, AND JACKSON NATIONAL, AN INSURANCE COMPANY.
                         READ YOUR CONTRACT CAREFULLY.


AMOUNTS IN THE SEPARATE ACCOUNT(S) ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT PORTFOLIO(S).


THE GUARANTEED OPTIONS ARE SUBJECT TO AN EXCESS INTEREST ADJUSTMENT WHICH MAY INCREASE OR DECREASE AMOUNTS WITHDRAWN, BUT THE GUARANTEED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE GUARANTEED ACCOUNT MINIMUM VALUE.



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                  NOTICE OF TWENTY-DAY RIGHT TO EXAMINE POLICY
YOU MAY RETURN THIS CONTRACT TO THE SELLING PRODUCER OR JACKSON NATIONAL WITHIN 20 DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE CONTRACT VALUE LESS ANY CONTRACT ENHANCEMENT FOR THE BUSINESS DAY ON WHICH THE CONTRACT IS RECEIVED
AT  ITS  SERVICE  CENTER.   UPON  SUCH  REFUND,  THE  CONTRACT  SHALL  BE  VOID.
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INDIVIDUAL DEFERRED VARIABLE AND          This Contract is signed by the Company
FIXED ANNUITY CONTRACT (FLEXIBLE          /s/ Thomas J. Meyer
PREMIUM). DEATH BENEFIT.                  Secretary
NON-PARTICIPATING.                        /s/ Robert P. Salztman
                                          President

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                                TABLE OF CONTENTS
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                 Provision                                   Page Number
                 ---------                                   -----------

CONTRACT DATA PAGE                                                  i

DEFINITIONS                                                         1

GENERAL PROVISIONS                                                  4

ACCUMULATION PROVISIONS                                             7

WITHDRAWAL PROVISIONS                                              10

DEATH BENEFIT PROVISIONS                                           11

INCOME PROVISIONS                                                  13

TABLE OF INCOME OPTIONS                                            16

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                               CONTRACT DATA PAGE
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Contract Number:

Owner:

Joint Owner:

Annuitant:

Joint Annuitant:

Issue Date:

Issue State:

Initial Premium Amount:                 $

Annual Contract Maintenance Charge:     An Annual Contract Maintenance Charge of
                                        no more than $35.00 will be deducted annually from Your Contract Value.

Death Benefit:                          You have elected the Death Benefit.

Optional Enhanced Death                 If You selected  the  Optional  Enhanced
Benefit Charge:                         Death Benefit, this charge, on an annual
                                        basis,  equals  .15%  of the  daily  net
                                        asset    value    of   the    Investment
                                        Portfolios.

Insurance Charge:                       This charge, on an annual basis,  equals
                                        1.50% of the daily net asset value of the Investment Portfolios.

Beneficiary(ies):

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                           CONTRACT DATA PAGE (CONT'D)
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Premium(s):                             Premiums are  flexible.  This means that
                                        the  Owner  may  change   the   amounts,
                                        frequency  or  timing of  Premiums.  The
                                        initial  Premium must be at least $5,000
                                        for  Nonqualified   Plan  Contracts  and
                                        $2,000  for  Qualified  Plan  Contracts.
                                        Subsequent  Premiums  must  be at  least
                                        $500 ($50 if made in connection  with an
                                        automatic payment plan).  Total Premiums
                                        under  a   contract   may   not   exceed
                                        $1,000,000. The Company may waive the minimums or maximums at any time.

                                        The Owner may  allocate  Premiums  among
                                        the    Guaranteed    Options   and   the
                                        Investment Portfolios. Such election may
                                        be made in any  percent  from 0% to 100%
                                        in whole percentages,  provided that the
                                        minimum   Premium  amount  that  may  be
                                        allocated to a Guaranteed Option or an Investment Portfolio is $100.

Contract Enhancement:                   The  Company  will add a  credit  to the
                                        Contract  Value at the time  Premium  is
                                        applied to the  Contract.  This is 4% of
                                        each  Premium   applied.   Please  note,
                                        Premium  payments  made within 12 months
                                        of a  withdrawal  or  distribution  from
                                        this   Contract   will  not   receive  a
                                        Contract   Enhancement.   (See  Contract
                                        Enhancement     provision     in     the
                                        Accumulation Provisions.)

Transfer/Transfer Charge:               A fee of  $25.00  is  charged  for  each
                                        transfer in excess of 15 in a Contract year.

                                        FROM INVESTMENT  PORTFOLIO TO INVESTMENT
                                        PORTFOLIO.  Both  prior to and after the
                                        Income  Date,  You may transfer all or a
                                        portion  of Your  Contract  Value in one
                                        Investment    Portfolio    to    another
                                        Investment    Portfolio,    subject   to
                                        Contract provisions.

                                        FROM    INVESTMENT    PORTFOLIO   TO   A
                                        GUARANTEED OPTION. Both prior to and after the Income Date, You may transfer all or a portion of Your Investment Portfolio(s) to a Guaranteed Option(s).

                                        FROM A GUARANTEED OPTION TO A GUARANTEED
                                        OPTION OR INVESTMENT PORTFOLIO. Prior to
                                        the Income  Date,  other than  transfers
                                        made during the 30-day  period after the
                                        end  of  a  maturing  Guaranteed  Option
                                        period,  (see  Guaranteed  Options under
                                        Accumulation  Provisions),  transfers of
                                        amounts  between  Guaranteed  Options or
                                        from   a   Guaranteed   Option   to   an
                                        Investment Portfolio may be subject to an Excess Interest Adjustment. Please note that transfers are not allowed from the Guaranteed Option after the Income Date.

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                           CONTRACT DATA PAGE (CONT'D)
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Withdrawal Charge:                      The  Company  may  assess  a  Withdrawal
                                        Charge upon  withdrawal  of the Contract
                                        Value, in whole or in part, as follows:

                                        Completed Years Since     Percent of
                                         Receipt of Premium         Premium
                                         ------------------    -----------------
                                                  0                   8.5%
                                                  1                   8.0%
                                                  2                   7.0%
                                                  3                   6.0%
                                                  4                   5.0%
                                                  5                   4.0%
                                                  6                   3.0%
                                                  7                   2.0%
                                                  8                   1.0%
                                                  9                    0%

                                        This charge will apply to annuitizations which occur within one year of the Issue Date.

                                        A  specified  amount  of the  Withdrawal
                                        Value   may   be   withdrawn   free   of
                                        Withdrawal  Charges each  Contract  Year
                                        (see Withdrawal Provisions).

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                           CONTRACT DATA PAGE (CONT'D)
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Contract Options:                       GUARANTEED OPTIONS

                                        Guaranteed Options may be elected for periods of 1 and 5 years.

                                        INVESTMENT PORTFOLIOS

                                        Investment  Portfolios  available on the
                                        Issue Date of the Contract:

                                        JNL Aggressive Growth
                                        JNL Global Equities
                                        JNL/Alliance Growth
                                        JNL/First Trust The DowTM Target 10
                                        JNL/JPM International & Emerging Markets
                                        JNL/PIMCO Total Return Bond
                                        Goldman Sachs/JNL Growth & Income
                                        Lazard/JNL Small Cap Value
                                        Lazard/JNL Mid Cap Value
                                        PPM America/JNL Money Market
                                        Salomon Brothers/JNL Balanced
                                        Salomon Brothers/JNL Global Bond
                                        Salomon Brothers/JNL High Yield Bond
                                        T. Rowe Price/JNL International Equity
                                            Investment
                                        T. Rowe Price/JNL Mid-Cap Growth
                                        JNL/S&P Conservative Growth II
                                        JNL/S&P Moderate Growth II
                                        JNL/S&P Aggressive Growth II
                                        JNL/S&P Very Aggressive Growth II
                                        JNL/S&P Equity Growth II
                                        JNL/S&P Equity Aggressive Growth II

                                        Periodically   the  Company   will  make
                                        available     additional      Investment
                                        Portfolios.

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                         CONTRACT DATA PAGE (CONT'D)
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"S&P  500(R)" is a trademark  of the McGraw Hill  Companies,  Inc.  and has been licensed for use by the Company. This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the annuity.

This Contract is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of this Contract or any member of the public regarding the advisability of purchasing this Contract. Dow Jones' only relationship to Jackson National Life Insurance Company (JNL) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNL or the owners of this Contract into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Contract to be issued, including the pricing or the amount payable under the Contract. Dow Jones has no obligation or liability in connection with the administration or marketing of this Contract.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JNL, OWNERS OF THIS CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JNL.


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  Jackson National Life Service Center:            Express Mail:
  P.O. Box 378002                                  8055 E. Tufts Ave., 2nd Floor
  Denver, CO 80237                                 Denver, CO 80237
  800/766-4683
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
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                                   DEFINITIONS
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ANNUITANT. The natural person on whose life the income benefit for this Contract is based. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person, which could include but not be limited to a business or a trust.

BENEFICIARY(IES). The person(s) designated to receive any Contract benefits upon the death of the Owner.

BUSINESS DAY. Each day when both the Company's Service Center and the New York Stock Exchange are open for business. The Company Business Day closes when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

COMPANION CONTRACT. Any contract made available and issued to You by the Company into which You may exchange this Contract.

CONTRACT ENHANCEMENT. An amount added to the Contract Value at the time Premium is applied. Please note that Premium payments made within 12 months of a withdrawal or distribution from this Contract will not receive a Contract Enhancement.

CONTRACT OPTION. One of the options offered by the Company under this Contract. (Each Contract Option is more fully explained in the Accumulation Provisions).

CONTRACT VALUE. The sum of the Separate Account Contract Value and the Guaranteed Account Contract Value.

EARNINGS. An amount equal to the Contract Value, less any Contract Enhancements applied during the previous 12 months, less total Remaining Premium.

EXCESS INTEREST ADJUSTMENT. An adjustment applied, with certain exceptions, to amounts withdrawn or transferred from the Guaranteed Option(s) prior to the end of the Guaranteed Option period.

GUARANTEED ACCOUNT. The Guaranteed Account consists of the Guaranteed Options under this Contract. Allocations made to the Guaranteed Account are invested in the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account, and other segregated asset accounts.

GUARANTEED ACCOUNT CONTRACT VALUE. The sum of the Guaranteed Option Values under this Contract.

GUARANTEED ACCOUNT MINIMUM VALUE. The sum of the Guaranteed Option Minimum Value(s) under this Contract.

GUARANTEED OPTION(S). A Contract Option within the Guaranteed Account which earns a declared rate of interest for a specified number of years and which may be subject to an Excess Interest Adjustment.

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                              DEFINITIONS (CONT'D)
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GUARANTEED OPTION MINIMUM VALUE. The sum of Premiums, Contract Enhancements, and
any subsequent amounts allocated to a Guaranteed Option, less any amounts withdrawn for transfers, charges, deductions or withdrawals, accumulated at 3%, less any Withdrawal Charges, any Contract Enhancements applied that resulted from Premium paid within the previous 12 month period, and any premium tax due.

GUARANTEED OPTION VALUE. The Guaranteed Option Value is: (1) the Premium, Contract Enhancements, and any subsequent amounts allocated to the Guaranteed Option period; plus (2) any interest credited; less (3) any amounts canceled or withdrawn for transfers, charges, deductions, or withdrawals.

INCOME DATE. The date on which income payments are to begin.

INVESTMENT PORTFOLIO. A Contract Option within the Separate Account. Values in the Investment Portfolios will go up or down depending on the performance of the portfolios. (The Investment Portfolios available at issue are shown on the Contract Data Page.)

ISSUE DATE. The date the Contract was issued by the Company, as shown on the Contract Data Page.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights under this Contract.

LATEST INCOME DATE. The date on which the Owner attains age 90 under a Nonqualified Plan Contract, or such earlier date as required by the applicable Qualified Plan, law, or regulation, unless otherwise approved by the Company.

NONQUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code as amended.

OWNER ("YOU," "YOUR"). The person or entity shown on the Contract Data Page who is entitled to exercise all rights and privileges under this Contract. Usually, but not always, the Owner is also the Annuitant. If Joint Owners are named all references to Owner shall mean Joint Owner.

PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner.

QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code as amended.

REMAINING PREMIUM. The total Premium in the Contract reduced due to withdrawals. The Remaining Premium will be reduced by withdrawals that incur Withdrawal Charges, as well as the withdrawal of Premiums that are no longer subject to Withdrawal Charges.

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                              DEFINITIONS (CONT'D)
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SEPARATE  ACCOUNT(S).  Segregated  asset accounts  established by the Company in accordance with Michigan law. The assets of a Separate Account belong to the Company. However, those Contract assets in a Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains and losses resulting from these assets are credited to or charged against the Contracts and not against any other Contracts the Company may issue. A Separate Account consists of several Investment Portfolios. This Contract may allocate funds to more than one Separate Account.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Portfolios within the Separate Account(s) of the Contract.

SERVICE CENTER. The Company's address and telephone number as specified on the Contract Data Page or as may be designated by Us from time to time.

WE, OUR, US, THE COMPANY. Jackson National Life Insurance Company.

WITHDRAWAL CHARGE, CONTINGENT DEFERRED SALES CHARGE. The charge assessed against certain withdrawals. (Please see Contract Data Page and Withdrawal Provisions).

WITHDRAWAL VALUE. The Contract Value reduced by any applicable Contract charges or fees, any Contract Enhancements applied during the previous 12 month period, and any premium taxes or other taxes payable; and, further adjusted by any Excess Interest Adjustments.

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                               GENERAL PROVISIONS
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ASSIGNMENT.  The Owner may not use this Contract as collateral or security for a loan. However, the Owner may assign this Contract before the Income Date, but We will not be bound by an assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax.
You are encouraged to seek competent legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Contract on the Owner's death or, as applicable, on the Annuitant's death. The original Beneficiary(ies) will be named in the application, if any, and on the Contract Data Page. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the Death Benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary and all other Beneficiaries will be treated as Contingent Beneficiaries. The Owner may change the Beneficiary(ies) by submitting a written request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before the Company records the change.

CHARGES AND FEES. The Company may assess fees or charges under the Contract. Please see the Contract Data Page for more information as to fees or charges.

CONFORMITY WITH STATE LAWS. This Contract will be interpreted under the law of the state in which it is issued. Any provision which is in conflict with the law of such state, is amended to conform to the minimum requirements of such law.

CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

DEFERMENT OF PAYMENTS. We may defer making payments from the Guaranteed Account for up to 6 months. Interest, subject to state requirements, will be credited during the deferral period.

DOLLAR COST AVERAGING. The Owner may arrange to have a regular amount of money transferred automatically from the one year Guaranteed Option or one of the Investment Portfolios of the Contract to (an) Investment Portfolio(s).

ENTIRE CONTRACT. The Contract, application, if any, and any applicable riders, endorsements and amendments together make up the entire Contract.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Annuitant has been misstated, the benefits will be those which the Premiums paid would have purchased at the correct age and sex. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

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                           GENERAL PROVISIONS (CONT'D)
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MODIFICATION  OF  CONTRACT.  Any  change  or waiver  of the  provisions  of this
Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law so requires.

NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex, as applicable, at any time. If any payment under this Contract is contingent upon the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. No Beneficiary may commute, encumber, alienate or assign any payment under this Contract before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or attach the same for payment thereof.

REPORTS. The Company will send You a report at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. If any Investment Portfolio is no longer available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the Investment Portfolio is no longer appropriate in view of the purpose of the Contract, the Company may substitute one Investment Portfolio for another. No substitution of securities may take place without prior approval of the Securities and Exchange Commission.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any payments from the Investment Portfolios if any of the following occur:
a)   The New York Stock Exchange is closed;
b)   Trading on the New York Stock Exchange is restricted;
c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
d) The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

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                           GENERAL PROVISIONS (CONT'D)
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TELEPHONE REQUESTS.  Subject to the Contract Data Page Transfers/Transfer Charge
provisions, the Owner may transfer amounts within the Contract by written notice or telephone request. Telephone transactions are permitted if the Owner has given the Company appropriate authorization. The Company has in place procedures which are designed to provide reasonable assurance that telephone authorizations are genuine, including tape recording of telephone communications and requesting identifying information. Accordingly, the Company and its affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a telephone request which was not properly authorized by the Owner. The Company reserves the right to modify or discontinue at any time and without notice the use of telephone transfers and the acceptance of transfer instructions from someone other than the Owner.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.

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                             ACCUMULATION PROVISIONS
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An Owner may not allocate Contract Values to more than eighteen Contract Options at one time. The Company may waive this restriction at its discretion.

CONTRACT ENHANCEMENT. The Company will add a credit to your Contract Value for each Premium applied to the Contract at a rate as specified on the Contract Data Page at the time such Premium is applied. The Contract Enhancement will be allocated among Contract Options in the same proportion that the applicable Premium is allocated.

The  Contract Enhancement is subject to the following  conditions:
o The amount returned if the Owner exercises the right to return the Contract under the Notice of Twenty-Day Right to Examine Policy provision will be reduced by any Contract Enhancement applied.
o If a death benefit is payable, any Contract Enhancement based on any Premium payment received within 12 months prior to the date of death of the Owner or Annuitant (when the Owner is not a natural person) will be deducted from the death benefit payable.
o For withdrawals or distributions, including partial withdrawals, any Contract Enhancement resulting from Premium paid 12 months prior to the receipt of the request for the withdrawal or distribution will be deducted from the Contract Value prior to determining the amount available for withdrawal or distribution.
o For benefits provided by riders or endorsements, any Contract Enhancement resulting from Premium paid 12 months prior to the receipt of the request for the payment of the benefit will be deducted from the Contract Value prior to determining the amount available.

Any gains or losses attributable to the Contract Enhancement will not be considered part of any amount deducted as described above.

Contract Enhancements, and any gains or losses attributable to a Contract Enhancement, distributed under this Contract will be considered earnings under the Contract for tax purposes.

INVESTMENT PORTFOLIOS.  The Contract offers Investment Portfolios.

Accumulation Units. The Separate Account Contract Value will go up or down depending on the performance of the Investment Portfolios. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an accumulation unit. The value of an accumulation unit may go up or down from day to day. The assessment of Withdrawal Charges, transfer fees, Annual Contract Maintenance Charges, and any other fees or charges are effected by redemption of accumulation units and do not affect the accumulation unit value. During the income payout phase, the unit of measure is called an annuity unit (please see Income Provisions for further information).

Every Business Day the Company determines the value of an accumulation unit for each of the Investment Portfolios. This is done by:
     1. determining the total amount of money invested in the particular Investment Portfolio;
     2. subtracting from the amount any Insurance Charges, Optional Enhanced Death Benefit Charge, if applicable, and any other charges such as taxes;
     3.   dividing this amount by the number of outstanding  accumulation units.

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                        ACCUMULATION PROVISIONS (CONT'D)
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When you make an allocation to Investment  Portfolios,  the Company credits Your
Contract with accumulation units. The number of accumulation units credited is determined by dividing the amount of the Premium and Contract Enhancement allocated to any Investment Portfolio by the value of the accumulation unit for that Investment Portfolio.

GUARANTEED OPTIONS. The Contract offers Guaranteed Options for a specified number of years. Amounts allocated to a Guaranteed Option may be subject to an Excess Interest Adjustment if amounts are transferred or withdrawn prior to the end of such Guaranteed Option period.

You may allocate Premium or make transfers to one or more Guaranteed Options at any time prior to the Latest Income Date, subject to the provisions of this Contract. If You do not specify both a Contract Option and period by the end of the maturing Guaranteed Option period, We will automatically allocate such amounts to a Guaranteed Option with the same Guaranteed Option period. You will then be permitted, within 30 calendar days of Our allocation, to transfer (upon written notice or telephone request to the Service Center), or withdraw (upon written notice to the Service Center) amounts from such Guaranteed Option as permitted under this Contract. Withdrawals may be subject to Withdrawal Charges. If You do not provide Us notice within the 30 calendar day period, such amounts shall remain in the Guaranteed Option period until You otherwise notify the Company.

If the Guaranteed Option elected extends beyond the Latest Income Date, We will automatically allocate such amounts to a Guaranteed Option with the longest period that will not extend beyond such date. If reallocation of an amount to a Guaranteed Option period due to completion of the then current Guaranteed Option period occurs within one year of the Latest Income Date, We will credit interest up to the Latest Income Date at the then current One Year Guaranteed Option interest rate.

Interest To Be Credited. The Company will credit interest to the Guaranteed Option. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Any such rate or rates so determined will remain in effect for a period of not less than the selected Guaranteed Option period, so long as such deposited amount remains in the Guaranteed Option. Interest will be credited to subsequent Guaranteed Option periods at a rate of interest declared by the Company. The Company guarantees that it will credit interest at not less than 3%.

Excess Interest Adjustment. Any amount withdrawn or transferred from a Guaranteed Option will be subject to an Excess Interest Adjustment unless otherwise provided in this Contract. The Excess Interest Adjustment will be calculated by multiplying the amount withdrawn or transferred by the formula described below:

--------------------------------------------------------------------------------
                        ACCUMULATION PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
                (m/12)
         [1 + I]
         -------------   -1
                (m/12)
         [1 + J]

where:

I    = the interest rate credited to the current Guaranteed Option period.
J = the interest rate that would be credited, at the time of withdrawal or transfer, to a new Guaranteed Option period of the same duration, increased by 0.50%. When no Guaranteed Option period of the required duration is available, the rate will be established by linear interpolation.
m = number of complete months remaining to the end of the current Guaranteed Option period.

There will be no Excess Interest Adjustment when J is greater than I, provided that the difference between J and I is less than or equal to 0.50%.

In addition, the Excess Interest Adjustment will not apply to:
     a)   the payment of death benefit proceeds;
     b)   amounts withdrawn for Contract charges or fees;
     c) an Income Option that results in payments spread over at least 5 years;
     d) amounts either withdrawn or transferred during the 30-day period after the end of a maturing Guaranteed Option period;
     e)   amounts transferred or withdrawn from any One-Year Guaranteed Option.

In no event will a total withdrawal from a Guaranteed Option be less than the Guaranteed Option Minimum Value.

--------------------------------------------------------------------------------
                              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------
At or before the Income Date, the Owner may withdraw all or part of the amounts under this Contract by informing Us at Our Service Center. For full withdrawal, this Contract, or a Lost Contract Affidavit, must be returned to Our Service Center.

Each Premium payment withdrawn from the Contract will be subject to Withdrawal Charges, in accordance with the table shown on the Contract Data Page. Earnings withdrawn are not subject to Withdrawal Charges.

Upon full withdrawal, the Owner will receive the Withdrawal Value.

If the withdrawal request does not specify from which Investment Portfolio(s) or Guaranteed Option(s) the withdrawal is to be made, the request will be processed by making withdrawals from each Investment Portfolio and each Guaranteed Option in proportion to their current value.

Each Contract Year an amount of up to 10% of the Contract Value as of the Business Day that the request for withdrawal is received, less any previous withdrawals taken during that Contract Year, may be withdrawn without incurring a Withdrawal Charge (see table on Contract Data Page). However, any applicable Excess Interest Adjustments will be assessed. Withdrawals during the Contract Year in excess of this amount may be subject to a Withdrawal Charge, as well as any applicable Excess Interest Adjustment.

For purposes of the Withdrawal Charge, withdrawals are treated as coming first from Earnings, and then from the oldest Remaining Premium. Any part of a partial withdrawal consisting of Earnings does not reduce Remaining Premium for the purpose of calculating Withdrawal Charges. The Withdrawal Charge is based on the portion of the Remaining Premiums withdrawn. If you withdraw only part of the value of your Contract, we deduct the Withdrawal Charge from the remaining value in your Contract.

The Owner may elect to take a systematic withdrawal by surrendering a specific sum, subject to a $50 minimum withdrawal, or a certain percentage on a monthly, quarterly, semiannual or annual basis. Such withdrawals may be subject to a Withdrawal Charge, or an Excess Interest Adjustment. Such withdrawals will be counted in determining the portion of the Contract Value that may be taken without incurring a Withdrawal Charge, as described above. As such, these withdrawals may be subject to a Withdrawal Charge or an Excess Interest Adjustment.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is $500, or if less, the Owner's entire interest in the Investment Portfolio or Guaranteed Option from which a withdrawal is requested.

The Company will waive the Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code. However, any applicable Excess Interest Adjustment will be assessed.

The Company may allow the Owner to transfer funds from this Contract to a Companion Contract issued by the
Company without incurring Withdrawal Charges. New Withdrawal Charges or other fees and charges may apply to the Companion Contract under the provisions of that Contract.

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------
This Contract contains several death benefits, before and after the Income Date. The Death Benefit available before the Income Date is the Standard Death Benefit or the Optional Enhanced Death Benefit if elected. The Contract Data Page shows which death benefit the Owner elected upon issue of the Contract. The death benefit election cannot be changed once the Contract is issued.

DEATH OF OWNER BEFORE THE INCOME DATE: Upon the Owner's death, or the death of any Joint Owner, before the Income Date, the elected death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE:

     Standard Death Benefit. This Standard Death Benefit is equal to the greater of either:

     1)   the  Contract  Value at the end of the Business Day on which due proof
          of  death   and  an   election   of  the  type  of   payment   to  the
          Beneficiary(ies) is received at the Service Center; or

     2) the total Premiums paid prior to the death of the Owner, minus any withdrawals and any charges, fees, Withdrawal Charges previously assessed and premium taxes incurred.

     Optional Enhanced Death Benefit. The Optional Enhanced Death Benefit is equal to the greater of either:

     1)   the Standard Death Benefit; or

     2) the total Premiums paid prior to the death of the Owner, minus any withdrawals and any charges, fees, Withdrawal Charges previously assessed and premium taxes incurred, compounded at 5% (4% if the Owner is over age 70 at the date of issue); or

     3) the Contract Value at the end of the 7th Contract Year PLUS all Premiums paid since the 7th year (less withdrawals, Withdrawal Charges previously assessed, and any applicable charges, fees and premium taxes incurred since the 7th year) compounded at 5% (4% if the Owner is over age 70 at the date of issue).

     Under item (2) or item (3) immediately above, the Optional Enhanced Death Benefit will never exceed 250% of Premiums paid, less withdrawals and any charges, fees, Withdrawal Charges previously assessed and premium taxes incurred.

     Adjustment for Contract Enhancements. Any Contract Enhancement based on any Premium payment received within 12 months prior to the date of death of the Owner or Annuitant (when the Owner is not a natural person) will be deducted from the death benefit payable.

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
DEATH BENEFIT OPTIONS BEFORE INCOME DATE: In the event of the Owner's death or the death of a Joint Owner before the Income Date, a Beneficiary must request that the elected death benefit be paid under one of the death benefit Options below. The following are the selected death benefit Options:

     o    Option 1 - single sum payment of the death benefit; or
     o Option 2 - payment of the entire death benefit within five (5) years of the date of the death of the Owner or any Joint Owner; or
     o Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the death of the Owner or Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death must be distributed within five (5) years of the date of the Owner's death.

If a single sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless either the Suspension of Payments or Deferment of Payments under General Provisions is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day (60) period beginning with the date of receipt of proof of death by Our Service Center.

In addition, if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract, at the current Contract Value, in his or her own name and exercise all the Owner's rights under the Contract.

DEATH OF OWNER AFTER THE INCOME DATE: If the Owner, or any Joint Owner, dies after the Income Date, and the Owner is not an Annuitant, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE: Upon the death of an Annuitant, who is not an Owner, before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

     DEATH OF ANNUITANT AFTER INCOME DATE: Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

--------------------------------------------------------------------------------
                               INCOME PROVISIONS
--------------------------------------------------------------------------------
INCOME DATE. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven (7) days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date, to any date not later than the Latest Income Date, by written notice to the Service Center. In selecting an Income Date, the Owner may wish to consider the applicability of a Withdrawal Charge which is imposed upon annuitizations which occur within one year of the Issue Date of the Contract.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single sum. However, a single-sum distribution may be deemed to be a withdrawal. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to 7 days before the Income Date. Unless otherwise designated, the Owner will be the payee.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than $5,000, and state law permits, the Company has the right to make payments in one lump sum. In addition, if the first payment provided would be less than $50, and state law permits, the Company may require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $50.

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY
INCOME   OPTION  UNDER  WHICH   PAYMENTS   ARE  BEING  MADE   PURSUANT  TO  LIFE
CONTINGENCIES.

Upon written election filed with the Company at its Service Center, all of the Contract Value will be applied to provide one of the following income options, provided that a Withdrawal Charge will apply to all annuitizations within one
(1) year of the Issue Date. The portion of the Contract Value which is in the Guaranteed Account immediately prior to the Income Date, applied to an income option, may be subject to the applicable Excess Interest Adjustment.

OPTION 1 - LIFE INCOME An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this income option if the Annuitant has an early death.

OPTION 2 - JOINT AND SURVIVOR An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of annuity unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of guaranteed annuity payments, and it is possible to have only one annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PERIODS GUARANTEED An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD Under this income option, an Owner can elect an annuity payable monthly for any period of years from 5 to 30. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the scheduled payments or may alternatively elect to receive the present value of any remaining guaranteed payments in a single sum, the amount of which is calculated by the Company.

ADDITIONAL OPTIONS. Other income options may be made available by the Company.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the proceeds payable under this Contract, less any applicable premium taxes, shall be applied to the payment of the income option elected at whichever of the following is more favorable to the Owner; (a) the annuity rates based upon the applicable tables in the Contract; or (b) the then current rates provided by the Company on contracts of this type on the Income Date. In no event will the fixed payments be changed once they begin.

VARIABLE ANNUITY PAYMENTS. The initial annuity payment is determined by taking the Contract Value allocated to that Investment Portfolio, less any premium tax and any applicable Contract charges, and then applying it to the income option table specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

The dollars applied are divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly payment. That amount is divided by the value of an annuity unit as of the Income Date to establish the number of annuity units representing each variable payment. The number of annuity units determined for the first variable payment remains constant for the second and subsequent monthly variable payments, assuming that no reallocation of Contract Values is made.

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
The amount of the second and each subsequent monthly variable payment is determined by multiplying the number of annuity units by the annuity unit value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an annuity unit of each Investment Portfolio was set when the Investment Portfolios were established. The value may increase or decrease from one Business Day to the next. The income option tables contained in the Contract are based on a per annum assumed interest rate stated by the Company but never less than 3%. If the actual net investment rate experienced by an Investment Portfolio exceeds the assumed interest rate, variable payments will increase over time. Conversely, if the actual rate is less than the assumed interest rate, variable payments will decrease over time. If the net investment rate equals the assumed interest rate, the variable payments will remain constant.

The value of a fixed number of annuity units will reflect the investment performance of the Investment Portfolios elected, and the amount of each payment will vary accordingly.

For each Investment Portfolio, the value of an annuity unit for any Business Day is determined by multiplying the annuity unit value for the immediately preceding Business Day by the net investment factor for the Business Day for which the annuity unit value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed interest rate. The net investment factor, which reflects changes in the net asset value of Investment Portfolios is determined by dividing (a) by (b) and then subtracting
(c) from the result where:

     a)   is the net result of:

          1) the net asset value of an Investment Portfolio determined as of the end of the Business Day, plus

          2) the per share amount of any dividend or other distribution declared by the Investment Portfolio if the "ex-dividend" date occurs on the Business Day, plus or minus

          3) a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Portfolio (no federal income taxes are applicable under present law);

     b) is the net asset value of the Investment Portfolio determined as of the end of the preceding Business Day; and

     c) is the Contract Insurance Charges, Optional Enhanced Death Benefit Charges and any other charge or fees as applicable.

BASIS OF COMPUTATION. The actuarial basis for the Table of Income Options is the Annuity 2000 Mortality Table and the assumed interest rate of not less than 3%. The Table of Income Options does not include any applicable premium tax.

--------------------------------------------------------------------------------
                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------
The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

--------------------------------------------------------------------------------------------------------------------
  UNDER OPTION 4                                  MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
--------------------------------------------------------------------------------------------------------------------
  No. of  Monthly  Age      No. of Mos.     Age       No. of Mos.     Age     No. of Mos.     Age      No. of Mos.
  MonthlyInstall-  of         Certain       of          Certain       of        Certain       of         Certain
 Install-  ments  Payee                    Payee                     Payee                   Payee
   ments
--------------------------------------------------------------------------------------------------------------------
                  Male    Life  120   240  Male    Life   120   240 Female Life   120  240  Female Life    120  240
--------------------------------------------------------------------------------------------------------------------

    60    17.95    40     3.55 3.54  3.51   70     6.71  6.26  5.18   40   3.39  3.38 3.37    70    6.04  5.81  5.07
    72    15.18    41     3.59 3.58  3.55   71     6.95  6.42  5.23   41   3.42  3.42 3.40    71    6.25  5.97  5.13
    84    13.20    42     3.64 3.63  3.59   72     7.21  6.59  5.27   42   3.46  3.46 3.43    72    6.48  6.14  5.19
    96    11.71    43     3.69 3.67  3.63   73     7.48  6.76  5.31   43   3.50  3.49 3.47    73    6.72  6.32  5.24
   108    10.56    44     3.74 3.72  3.67   74     7.77  6.94  5.34   44   3.54  3.54 3.51    74    6.99  6.51  5.28
   120     9.64    45     3.79 3.77  3.72   75     8.09  7.11  5.38   45   3.59  3.58 3.55    75    7.27  6.70  5.33
   132     8.88    46     3.85 3.83  3.76   76     8.42  7.29  5.40   46   3.63  3.62 3.59    76    7.58  6.90  5.36
   144     8.26    47     3.90 3.88  3.81   77     8.78  7.47  5.43   47   3.68  3.67 3.63    77    7.92  7.10  5.39
   156     7.73    48     3.96 3.94  3.86   78     9.16  7.64  5.45   48   3.73  3.72 3.68    78    8.28  7.30  5.42
   168     7.28    49     4.03 4.00  3.91   79     9.57  7.82  5.46   49   3.78  3.77 3.72    79    8.67  7.50  5.44
   180     6.89    50     4.09 4.06  3.96   80    10.01  7.99  5.48   50   3.84  3.83 3.77    80    9.10  7.70  5.46
   192     6.54    51     4.16 4.13  4.02   81    10.48  8.15  5.49   51   3.90  3.88 3.82    81    9.56  7.90  5.48
   204     6.24    52     4.24 4.20  4.07   82    10.98  8.30  5.50   52   3.96  3.94 3.88    82   10.06  8.09  5.49
   216     5.98    53     4.32 4.27  4.13   83    11.52  8.45  5.51   53   4.03  4.01 3.93    83   10.61  8.27  5.50
   228     5.74    54     4.40 4.35  4.19   84    12.09  8.59  5.51   54   4.10  4.07 3.99    84   11.20  8.43  5.51
   240     5.53    55     4.48 4.43  4.25   85    12.70  8.72  5.52   55   4.17  4.14 4.05    85   11.83  8.59  5.51
   252     5.33    56     4.57 4.51  4.31   86    13.35  8.85  5.52   56   4.25  4.22 4.11    86   12.52  8.74  5.52
   264     5.16    57     4.67 4.60  4.38   87    14.04  8.96  5.52   57   4.33  4.30 4.17    87   13.25  8.87  5.52
   276     5.00    58     4.77 4.70  4.44   88    14.78  9.06  5.52   58   4.42  4.38 4.23    88   14.04  8.98  5.52
   288     4.85    59     4.88 4.80  4.51   89    15.56  9.15  5.52   59   4.51  4.46 4.30    89   14.87  9.09  5.52
   300     4.72    60     5.00 4.90  4.57   90    16.39  9.23  5.53   60   4.61  4.56 4.37    90   15.74  9.18  5.53
                   61     5.13 5.01  4.64   91    17.27  9.31  5.53   61   4.71  4.65 4.44    91   16.66  9.26  5.53
                   62     5.26 5.13  4.71   92    18.20  9.37  5.53   62   4.82  4.75 4.51    92   17.61  9.33  5.53
                   63     5.40 5.25  4.77   93    19.19  9.43  5.53   63   4.94  4.86 4.58    93   18.60  9.40  5.53
                   64     5.55 5.38  4.84   94    20.25  9.48  5.53   64   5.07  4.98 4.66    94   19.64  9.45  5.53
                   65     5.72 5.51  4.90   95    21.38  9.52  5.53   65   5.20  5.10 4.73    95   20.72  9.50  5.53
                   66     5.89 5.65  4.96   96    22.60  9.56  5.53   66   5.35  5.22 4.80    96   21.86  9.54  5.53
                   67     6.08 5.79  5.02   97    23.94  9.58  5.53   67   5.50  5.36 4.87    97   23.09  9.57  5.53
                   68     6.28 5.94  5.08   98    25.43  9.60  5.53   68   5.67  5.50 4.94    98   24.44  9.59  5.53
                   69     6.49 6.10  5.13   99    27.12  9.62  5.53   69   5.85  5.65 5.01    99   25.97  9.61  5.53
--------------------------------------------------------------------------------------------------------------------

Note: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.